                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

                        3151 SEVENTEENTH STREET EXTENSION
                        WILMINGTON, NORTH CAROLINA 28412

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD May 15, 1997
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF
PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Pharmaceutical Product Development, Inc., a North Carolina corporation (the "Company"), will be held at the offices of Lehman Brothers, located at 3 World Financial Center, 200 Vesey Street, New York, New York, on Thursday, May 15, 1997, at 10:00 a.m., for the following purposes:

         1. To elect a board of eight directors to hold office for the ensuing year or until their successors have been duly elected and qualified;

         2. To approve an amendment to the Company's 1995 Equity Compensation Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder from 1,500,000 shares to 2,500,000 shares;

         3. To approve an amendment to the Company's 1995 Stock Option Plan for Non-Employee Directors providing for the grant of an option to purchase 4,000 shares of Common Stock of the Company to each non-employee director on each date on which the director is elected or re-elected to the Board of Directors;

         4. To approve the adoption of the Pharmaceutical Product Development, Inc. Employee Stock Purchase Plan, including the reservation of 500,000 shares of the Company's Common Stock for issuance thereunder; and

         5. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. All such shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person, even if such shareholder returned a proxy.

         The Company's Proxy Statement and proxy is submitted herewith along with the Company's Annual Report to Shareholders for the year ended December 31, 1996.

IMPORTANT - YOUR PROXY IS ENCLOSED

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SHAREHOLDERS ARE URGED TO MARK, EXECUTE, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Wilmington, North Carolina
Dated:  April 15, 1997

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     /s/  Fred B. Davenport, Jr.

                                     By:  Fred B. Davenport, Jr.
                                          Secretary

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

                        3151 SEVENTEENTH STREET EXTENSION
                        WILMINGTON, NORTH CAROLINA 28412


--------------------------------------------------------------------------------
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 1997



                 INFORMATION CONCERNING SOLICITATION AND VOTING



         The enclosed proxy is solicited by the Board of Directors of Pharmaceutical Product Development, Inc., a North Carolina corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the offices of Lehman Brothers, located at 3 World Financial Center, 200 Vesey Street, New York, New York, at 10:00 a.m. on Thursday, May 15, 1997, and any adjournments thereof (the "Meeting"). The cost of soliciting proxies will be borne by the Company. In addition to solicitation of proxies by mail, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of the Company is 3151 Seventeenth Street Extension, Wilmington, North Carolina 28412. Copies of the Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 15, 1997.

REVOCABILITY OF PROXIES

         Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to the Company (Attention: Fred B. Davenport, Jr., Secretary), or by attending the Meeting and voting in person.

VOTING

         When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted: (a) FOR the election of the nominees for director identified below; (b) FOR the amendment of the Company's 1995 Equity Compensation Plan described below; (c) FOR the amendment to the Company's 1995 Stock Option Plan for Non-Employee Directors described below; (d) FOR the adoption of the Pharmaceutical Product Development, Inc. Employee Stock Purchase Plan described below; and (e) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the Meeting.

         Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Abstentions will be counted in tabulations of votes cast on proposals presented at the Meeting, and, consequently, an abstention will have the effect of a vote against the proposal to which it relates. Broker non-votes will not be counted in tabulation of votes cast on proposals presented at the Meeting. While there is no definitive statutory or case law authority in North Carolina with regard to these matters, the Company believes that its intended treatment of abstentions and broker non-votes at the Meeting is appropriate.

RECORD DATE

         Only the holders of record of the Company's Common Stock at the close of business on the record date, April 4, 1997 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, approximately 22,216,028 shares of Common Stock were outstanding. In September 1996, pursuant to that certain Agreement and Plan of Reorganization dated June 20, 1996 (the "Merger Agreement") between the Company, a wholly owned subsidiary of the Company and Applied Bioscience International Inc. ("APBI"), APBI became a wholly owned subsidiary of the Company. In exchange for all of the outstanding stock of APBI, the Company issued approximately 12,063,860 shares of its Common Stock (representing approximately 56% of its outstanding Common Stock as of immediately after such transaction) to the former stockholders of APBI. Shareholders will be entitled to one vote at the meeting for each share of the Company's Common Stock held on the Record Date.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINEES

         The Company's Bylaws provide that the number of directors constituting the Board of Directors shall be not less than eight (8) nor more than twelve
(12). Although the number of director seats authorized is nine (9), currently there are eight (8) members of the Board of Directors. Pursuant to the Merger Agreement, after the merger provided for in the Merger Agreement, the Board of Directors would consist of four individuals appointed by the Company (the "Company Representatives"), four individuals appointed by APBI (the "APBI Representatives") and one additional outside director appointed by the new Board of Directors who has significant knowledge and experience regarding the Company's and APBI's then existing and/or prospective businesses. Thomas D'Alonzo was appointed by the Board of Directors in October 1996 to fill the new seat on the Board of Directors created under the terms of the Merger Agreement. Under the terms of the Merger Agreement, the members of the Nominating Committee of the Board of Directors, consisting of the Chief Executive Officer of the Company as Chairman, one Company Representative and one APBI Representative, must use their reasonable best efforts consistent with their fiduciary duties to cause the Company Representatives and the APBI Representatives to be nominated for election at the Meeting. John Bryer, one of the APBI Representatives initially appointed to the Board of Directors by APBI under the terms of the Merger Agreement, did not serve as a director of the Company. The remaining APBI representatives have the option to appoint an additional director and may appoint such individual in the time period after the Meeting and before the 1998 Annual Meeting of Shareholders. Accordingly, the number of directors to be elected at this Annual Meeting is eight (8). The Nominating Committee, currently consisting of Fredric N. Eshelman, Chief Executive Officer of the Company, Ernest Mario, the Company Representative, and Frederick Frank, the APBI Representative, have unanimously recommended the nominees listed below, all of whom currently serve as directors of the Company and who as a group satisfy the criteria for directors to be nominated for election at this Meeting. The criteria set forth in the Merger Agreement for nomination of directors at the Meeting will not apply after this Meeting. It is intended that proxies, not limited to the contrary, will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee listed below will be unable or will decline to serve as a director. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

                                                Director
   Name of Nominee                      Age       Since     Position on Board
   ---------------------------------   -----    --------    -----------------
   Ernest Mario, Ph.D.                  58        1993      Chairman

   Fredric N. Eshelman, Pharm.D.        48        1990      Vice Chairman

   John A. McNeill, Jr.                 47        1989      Director

   Stuart Bondurant, M.D.               67        1994      Director

   Fredrick Frank                       64        1996      Director

   Frank E. Loy                         68        1996      Director

   Kirby L. Cramer                      60        1996      Director

   Thomas D'Alonzo                      53        1996      Director

         Ernest Mario, Ph.D. has served as non-executive Chairman of the Board of Directors of the Company since July 1993. Dr. Mario also serves as Co-Chairman and Chief Executive of ALZA Corporation, a pharmaceutical company, a position he has held since August 1993. Prior to joining the Company and ALZA Corporation, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from 1989 to March 1993 and as Deputy Chairman of Glaxo Holdings plc from January 1992 to March 1993. Dr. Mario is also a director of Advanced Technology Laboratories, Catalytica Corporation and COR Therapeutics Inc.

         Fredric N. Eshelman, Pharm.D. has served as Chief Executive Officer and a director of the Company since July 1990. Dr. Eshelman founded the Company's predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Prior to rejoining the Company in 1990, Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc.

         John A. McNeill, Jr. has served as a director of the Company since its incorporation in 1989, served as the Company's President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Commons Nursing Home, Inc., a nursing home facility, and of Liberty Medical Specialties, Inc., a supplier of home medical equipment and intravenous services. Mr. McNeill also serves as Chairman of Ballard Speech Language Associates, a speech, occupational and physical therapy company, and as President of J.A. McNeill & Sons Inc., an operator of an assisted living facility.

         Stuart Bondurant, M.D. has served as a director of the Company since October 1994. Dr. Bondurant currently serves as a Professor and Interim Dean of the School of Medicine at the University of North Carolina (Chapel Hill). Dr. Bondurant served as Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Prior to that, Dr. Bondurant had served as Professor of Medicine and Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 until 1994.

         Frederick Frank has been an investment banker with Lehman Brothers since 1969, and is currently Vice Chairman of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of R.P. Scherer Corporation, Diagnostic Products and Physicians' Computer Network Inc. Mr. Frank received his Master of Business Administration from Stanford University in 1958. Mr. Frank served as a director of APBI from 1988 until his appointment to the Board of Directors of the Company in September 1996.

         Frank E. Loy is currently the Chairman of the Board of Directors of the League of Conservation Voters and Vice Chairman of the Environmental Defense Fund. Mr. Loy served as President of the German Marshall Fund of the United States from 1981 to 1995. Previously, he served in the United States Department of State as Director of the Bureau of Refugee Programs and as Deputy Assistant Secretary for Economic Affairs; as President and Chief Operating Officer of the Penn Central Corporation and the Pennsylvania Company; and as Senior Vice President of

Pan American Airways. Mr. Loy served as a director of APBI from 1991 until his appointment to the Board of Directors of the Company in September 1996.

         Kirby L. Cramer is the Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. He is Chairman of the Board of Northwestern Trust Company and also President of Keystone Capital Company, an investment company. Mr. Cramer received his Bachelor of Arts degree from Northwestern University and Master of Business Administration degree from the University of Washington and is a graduate of the Harvard Business School's Advanced Management Program. In 1988, he received an honorary Doctor of Laws degree from James Madison University. Mr. Cramer is a member of the University of Washington Foundation and also is Chairman of the Advisory Board of the University of Washington School of Business Administration. He is the past President and Trustee Emeritus of the Darden School Foundation of the University of Virginia. Mr. Cramer is a member of the Boards of Directors of Northwestern Trust Company, Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Landec Corporation, Advanced Technology Laboratories and Intellicoat Corporation. Mr. Cramer served as a director of APBI from 1995 until his appointment to the Board of Directors of the Company in September 1996.

         Thomas D'Alonzo is President and Chief Operating Officer of the Company and of its contract research organization subsidiary, PPD Pharmaco, Inc. Mr. D'Alonzo served as General Counsel of Adria Laboratories, a pharmaceutical company, from 1977 to 1983 and was employed from 1983 to 1993 in various capacities, including as President, by Glaxo Inc., a subsidiary of Glaxo Holdings plc. Mr. D'Alonzo was President of GenVec, Inc., a gene therapy biotechnology company, from 1993 until his employment by the Company in October 1996. Mr. D'Alonzo is also a director of Amarillo Biosciences, Inc., a biotechnology company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The business of the Company is under the general management of the Board of Directors as provided by the laws of North Carolina and the Bylaws of the Company. During the year ended December 31, 1996, the Board of Directors held six meetings, excluding actions that were taken by unanimous written consent. Each incumbent member of the Board during the time he served as a director of the Company attended at least 75% of the 1996 meetings of the Board of Directors and Board committees of which he was a member.

         The Board of Directors has established an Audit Committee and a Compensation Committee. The Board also has a Nominating Committee formed pursuant to the Merger Agreement with APBI. The Audit Committee currently consists of Dr. Mario, Mr. Frank and Mr. Loy, and Dr. Eshelman and Mr. D'Alonzo serve as non-voting members. The Audit Committee held one meeting in 1996, excluding actions that were taken by unanimous consent. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the internal auditors. The Compensation Committee currently consists of Dr. Mario, Dr. Bondurant, Mr. McNeill and Mr. Cramer, and Dr. Eshelman serves as a non-voting member. The Compensation Committee held two meetings in 1996, excluding actions that were taken by unanimous consent. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the officers of the Company and for administering the Company's Equity Compensation Plan and Stock Option Plan for Non-Employee Directors.

         Dr. Eshelman, Dr. Mario and Mr. Frank are the members of the Nominating Committee. The Nominating Committee did not hold any meetings in 1996. The Merger Agreement requires the members of the Nominating Committee to use their best efforts consistent with their fiduciary duties to nominate the incumbent directors for election at this Meeting. Therefore the Nominating Committee will not consider nominees recommended by shareholders and has not established any procedures for shareholder submission to the Nominating Committee of nominees for election to the Board of Directors. The Bylaws of the Company permit any shareholder of record entitled to vote generally in elections of directors to nominate one or more persons for election as directors at a meeting of shareholders if written notice of the shareholder's intent to make such nomination or nominations has been given by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at the Annual Meeting of Shareholders, not more than 90 days nor less than 50 days in advance of the meeting, and (b) with respect to an election to be held at a special meeting of shareholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders. Such notice must set forth the following: (i) the name and address, as they appear on the Company's books, of the shareholder who intends to make the nomination and the name and residence address of the person or persons to be nominated; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (vi) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Company if elected. No shareholder has properly nominated anyone for election as a director at the Meeting.

VOTE REQUIRED

         The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them at the Meeting shall be elected as directors of the Company.


           PROPOSAL NO. 2 - AMENDMENT TO 1995 EQUITY COMPENSATION PLAN

         In January 1997, the Board of Directors unanimously approved an amendment to the Company's 1995 Equity Compensation Plan (the "Equity Plan") to increase the number of shares reserved for issuance thereunder from 1,500,000 shares to 2,500,000 shares. Following is a description of the Equity Plan.

         In October 1995, the Company adopted the Equity Plan. The Equity Plan is administered by the Compensation Committee in compliance with Rule 16b-3 promulgated under the Securities Exchange Act. The Equity Plan provides for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, stock awards, performance shares and other stock-based awards (individually, an "Award" or, collectively, "Awards"). All employees and directors of the Company (other than Non-Employee Directors) are eligible to participate in the Equity Plan. The Compensation Committee has discretion to select the employees to whom Awards will be granted (from among those eligible) and to determine the type, size and terms and conditions of each Award, and the authority to interpret, construe and administer the provisions of the Equity Plan. The Compensation Committee's decisions are conclusive, final and binding on the Company and persons eligible to participate in the Equity Plan and all other persons having any interest in the Equity Plan.

         Currently a total of 1,500,000 shares of Common Stock may be subject to Awards under the Equity Plan, subject to adjustment in accordance with the terms of the Equity Plan. Common Stock issued under the Equity Plan shall be from authorized but unissued shares. To the fullest extent permitted under Rule 16b-3 promulgated under the Securities Exchange Act and Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), any shares of Common Stock subject to an Award that lapses, expires or is otherwise terminated without the issuance of such shares may become available for new Awards.

         As of the Record Date, approximately 64,945 shares of the Company's Common Stock remain available for the granting of new Awards. The Board of Directors believes it is important and in the best interest of the Company to amend the Equity Plan to increase the number of shares reserved for issuance thereunder. In connection with the merger of APBI with the Company, holders of certain options to purchase APBI Common Stock were granted substitute options to purchase approximately 523,723 shares of the Company's Common Stock under the Equity Plan. In addition, the Company granted to certain employees of APBI Environmental Sciences

Group, Inc. ("ENVIRON") on September 26, 1996, options to purchase 101,350 shares of the Company's Common Stock under the Equity Plan in satisfaction of APBI's obligations under the ENVIRON Deferred Compensation Plan. The Company also granted to holders of certain options to purchase shares of Belmont Research, Inc. ("Belmont") Common Stock substitute options to purchase approximately 116,982 shares of the Company's Common Stock under the Equity Plan in connection with the Company's acquisition of Belmont in March 1997. The substitute options issued to holders of options to purchase shares of APBI Common Stock and Belmont Common Stock, and the options issued to certain ENVIRON employees to purchase shares of the Company's Common Stock under the Equity Plan, required the Company in connection with its acquisitions of APBI and Belmont to issue approximately 99% of the additional 750,000 shares of the Company's Common Stock approved in September 1996 by the Company's shareholders for issuance under the Equity Plan.

         Awards under the Equity Plan are determined by the Compensation Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

         Set forth below is a description of the types of Awards which may be granted under the Equity Plan:

         Stock Options. Options (each, an "Option") to purchase shares of Common Stock, which may be incentive or nonqualified stock options, may be granted under the Equity Plan at an exercise price (the "Option Price") determined by the Compensation Committee in its discretion, provided that, in the case of incentive stock options, the Option Price may be no less than the fair market value of the underlying Common Stock on the date of grant (110% of fair market value if granted to a ten percent shareholder). The Option Price for nonqualified stock options may be less than the fair market value of the underlying Common Stock on the date of the grant. The Compensation Committee may award to any holder of the Options the right to receive, prior to the exercise of such Options, payments in cash or stock on the shares of Common Stock subject to any stock option in amounts per share equal to all payments of dividends paid per share on outstanding shares of Common Stock ("dividend equivalents").

         Incentive stock options will expire not later than ten years after the date on which they are granted (five years in the case of an incentive stock option granted to a ten percent shareholder). Nonqualified stock options will expire as determined by the Compensation Committee. Notwithstanding the foregoing, Options shall lapse and cease to be exercisable upon, or within a short period following, the termination of the employment with the Company of the holder of such Option. Options will become exercisable at such times and in such installments as shall be determined by the Compensation Committee. The Compensation Committee may also accelerate the period for the exercise of any or all Options held by an optionee. Terms, timing and amounts of payment of the Option Price for any Option shall be determined by the Compensation Committee. As determined by the Compensation Committee, payment in full or in part may also be made by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price (or such portion thereof), by a "cashless exercise" procedure.

         The holder of an incentive stock option which qualifies under Section 422 of the Code will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, any excess in the fair market price of the Common Stock over the Option Price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such incentive stock option, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. If the employee does not hold such shares for the required period, then, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

         An employee to whom a nonqualified stock option is granted will not recognize income at the time of grant of such Option. When such employee exercises such nonqualified stock option, the employee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of Option exercise, of the shares the employee receives. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of a nonqualified stock option in an amount equal to the ordinary compensation income recognized by the employee.

         Stock Appreciation Rights. A stock appreciation right ("SAR") is an Award entitling an employee to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price per share specified for the SAR, multiplied by the number of shares of Common Stock with respect to which the SAR was exercised. An SAR granted in connection with an Option will be exercisable to the extent that the related Option is exercisable. Upon the exercise of an SAR related to an Option, the Option related thereto will be canceled to the extent of the number of shares covered by such exercise, and such shares will no longer be available for grant under the Equity Plan. Upon the exercise of a related Option, the SAR will be canceled automatically to the extent of the number of shares covered by the exercise of the Option. SARs unrelated to an Option will contain such terms and conditions as to exercisability, vesting and duration as the Compensation Committee may determine, but such duration will not be greater than ten years. Payment upon exercise of an SAR will be made, at the election of the Compensation Committee, in cash, in shares of Common Stock or in a combination thereof.

         The Compensation Committee may grant under the Equity Plan limited stock appreciation rights ("LSARs") to any holder of a stock option. An LSAR is an SAR which becomes exercisable only in the event of a "change in control" (as defined below). Any such LSAR will be settled solely in cash.

         Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock which is issued with the restriction that the holder of Restricted Stock may not sell, transfer, pledge or assign such Restricted Stock and with such other restrictions as the Compensation Committee may impose including restrictions on the rights to vote Restricted Stock and on the right to receive dividends on the Restricted Stock. Restricted Stock Awards may be granted under the Equity Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in the event of hardship or other special circumstances of a participant whose employment with the Company was involuntarily terminated, may waive in whole or in part any or all restrictions with respect to any Restricted Stock held by such Person, based on such factors as the Compensation Committee shall deem appropriate. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a grantee who has received a Restricted Stock Award has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award.

         Deferred Stock. An Award of deferred stock ("Deferred Stock") is an Award of Common Stock to be issued in the future to the participant, the payment of which may be conditioned by the Compensation Committee upon the attainment of specified performance goals or other criteria. Such Awards may be granted together with cash dividend equivalents, the payment of which may also be deferred. Unless otherwise determined by the Compensation Committee, such dividend equivalents shall be deemed to be reinvested in additional shares of Deferred Stock, subject to the same deferral limitations as the underlying Award. The Compensation Committee may also determine that a designated percentage of the total fair market value of the shares of Deferred Stock be payable in cash, and may provide that affected participants may elect to receive an additional percentage of the Award in cash, subject to certain limits. The participant may elect to defer receipt of Deferred Stock beyond the expiration of the original deferral periods, subject to Compensation Committee approval. The Compensation Committee shall determine timing and amounts of the payment, if any, to be paid by any recipient of a Deferred Stock Award in exchange for such deferred stock. Based upon any factors or criteria that it feels is relevant, the Compensation Committee has the right to accelerate the vesting of all or any part of any Deferred Stock.

         Stock Awards. Awards of Common Stock ("Stock Awards") may be granted by the Compensation Committee only in payment of compensation that has been earned or as compensation to be earned. The terms and timing of the issuing of shares of Common Stock subject to any Stock Award shall be determined by the

Compensation Committee. Further, each Stock Award shall be subject to such terms and conditions, including restrictions on the sale or disposition of shares of Common Stock subject to such Stock Award, as the Compensation Committee shall determine.

         Performance Shares. A Performance Share Award is an Award of a unit valued by reference to a designated number of shares of Common Stock, which value may be paid to the recipient of such Award by delivery of such property as the Compensation Committee shall determine, including cash or Common Stock, or any combination thereof, upon achievement of such performance objectives during a set period of time (the "Performance Period") as the Compensation Committee shall establish at the time of granting of such Award or thereafter. Performance objectives may vary from recipient to recipient and between Awards and shall be based upon such performance criteria or combination of factors as the Compensation Committee may deem appropriate, including, for example, minimum earnings per share or return on equity. Prior to the end of a Performance Period, the Compensation Committee, in its discretion, may adjust the performance objectives for any Performance Share Award to reflect any significant events that the Compensation Committee expects to have a material effect on the applicable performance objective. The extent to which a grantee is entitled to payment in settlement of a Performance Share Award at the end of the Performance Period will be determined by the Compensation Committee, in its sole discretion, based on whether the related performance objectives have been met. Payment in settlement of a Performance Share Award will be made as soon as practicable following the last day of the Performance Period in cash or shares of Common Stock.

         Other Stock Based Awards. Other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock ("Other Stock Based Awards"), including convertible preferred stock, convertible debentures, exchangeable securities, phantom stock and Stock Awards or options valued by reference to book value or performance, may be granted by the Compensation Committee either alone or in connection with other Awards. Subject to the terms of the applicable Award, recipients of Other Stock Based Awards shall be entitled to receive, currently or on a deferred basis, interest or dividend equivalents with respect to the number of shares covered by the Award.

         Additional Information. In the event of a change in control or potential change in control and subject to the approval of the Compensation Committee (as constituted prior to such change in control) if the Board of Directors has approved such change in control: (i) all Performance Share Awards shall be deemed to have been fully earned, and a percentage of payments due thereon equal to the percentage of the Performance Period that has elapsed shall be made as soon as practicable after such change in control; (ii) the Compensation Committee may declare any or all then outstanding Options, and any and all related stock rights outstanding for at least six months, to be immediately vested and exercisable; (iii) the Compensation Committee may declare all restrictions applicable to Awards of Restricted Stock, Deferred Stock or Other Stock Based Awards to have lapsed; and (iv) the value of all outstanding Options, Restricted Stock, Deferred Stock, Performance Shares, Stock Awards and Other Stock Based Awards, to the extent vested, shall, unless otherwise determined by the Compensation Committee, be cashed out at the highest price per share of Common Stock paid in any transaction reported on the exchange on which the Common Stock is then traded, or paid or offered during the 60-day period immediately preceding the change of control. For purposes of the Equity Plan, a "change in control" shall have occurred if: (a) any person (other than the Company or any employee benefit plan of the Company) (i) makes a tender or exchange offer for any share of Common Stock pursuant to which any shares of Common Stock are purchased, or (ii) becomes, together with its affiliates and associates, the beneficial owner of at least 20% of the Common Stock; (b) the holders of Common Stock approve a definitive agreement or plan to merge or consolidate the Company with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Company; or (c) during any period of 24 consecutive months, the individuals who at the beginning of such period constituted the Board of Directors, together with any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, no longer constitute at least a majority of the Board of Directors. For purposes of the Equity Plan, a "potential change in control" shall have occurred when (a) the holders of Common Stock approve an agreement the consummation of which would result in a change in control of the Company, or (b) any person, entity or group (other than the Company or any Company employee benefit plan) becomes the beneficial owner of securities of the

Company representing five percent or more of the combined voting power of the Company's outstanding securities and the Board of Directors passes a resolution to the effect that a potential change in control for purposes of the Equity Plan has occurred.

         The Equity Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or otherwise terminated pursuant to the terms of the Equity Plan or under any Award agreements. The Board of Directors may at any time terminate, modify or amend the Equity Plan; provided, however, that no such amendment, modification or termination may adversely affect, as determined by the Compensation Committee, an optionee's or grantee's rights under any Award theretofore granted under the Equity Plan, except with the consent of such optionee or grantee, and except in the case of a termination for cause or competing with the Company, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company where such shareholder approval is required to comply with Rule 16b-3 promulgated under the Securities Exchange Act, or other applicable law, regulation or NASDAQ National Market or stock exchange rule.

         The amendment to the Equity Plan to increase the number of shares reserved for issuance thereunder from 1,500,000 to 2,500,000 shares requires the affirmative vote of the majority of all eligible votes present or represented by proxy at a meeting of shareholders at which a quorum is present.


              PROPOSAL NO. 3 - AMENDMENT TO 1995 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

         In January 1997, the Company's Board of Directors approved an amendment to the Company's 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") to change (a) the eligibility requirements for participation by directors in the Non-Employee Director Plan, (b) the number of options to purchase Common Stock of the Company that will be granted to eligible directors, and (c) the intervals at which options will be granted to eligible directors.

         The Company adopted the Non-Employee Director Plan in October 1995. Currently, a total of 100,000 shares of Common Stock have been reserved for issuance under the Non-Employee Director Plan, subject to adjustment in accordance with the terms of the plan. As of the Record Date, 70,000 shares of the Company's Common Stock remain available for the granting of options under the Non-Employee Director Plan. The Non-Employee Director Plan is administered by the Compensation Committee. It is intended that the Non-Employee Director Plan be nondiscretionary and the powers of the Compensation Committee under the Non-Employee Director Plan are limited to ministerial and nondiscretionary acts.

         Under the Non-Employee Director Plan as currently in effect, each member of the Board of Directors of the Company who is not a full- or part-time employee of the Company, who was not such an employee at any time during the 12 months immediately preceding his or her election to the Board of Directors and who was not a shareholder of the Company on the date that the Non-Employee Director Plan was adopted (a "Non-Employee Director") automatically is granted an option to purchase 5,000 shares of Common Stock upon the date the Non-Employee Director first becomes a director of the Company. As of the Record Date, four persons were eligible to participate in the Non-employee Director Plan, and six persons would have been eligible to participate if the amendment proposed herein had been in effect at that time. Options granted under the Non-Employee Director Plan are exercisable on the date of grant and expire ten years after the date of grant. The options are exercisable at a price per share equal to the fair market value of the shares of Common Stock on the date of the grant. Options under the Non-Employee Director Plan are nonqualified stock options with the tax consequences described under "Proposal No. 2 - Amendment to 1995 Equity Compensation Plan - Stock Options" above. The Non-Employee Director Plan continues until terminated by the Board of Directors of the Company.

         Under the amendment to the Non-Employee Director Plan approved by the Board of Directors, the following requirements for participation in the plan would be eliminated: (a) that a director cannot have been an employee of the Company during the 12 months immediately preceding election to the Board of Directors; and (b) that a director cannot have been a shareholder on the date that the Non-Employee Director Plan was adopted. In addition, under the amendment approved by the Board of Directors, the initial option grant to a Non-Employee Director is reduced to 4,000 shares of Common Stock of the Company and the Non-Employee Director will be granted an option to purchase 4,000 shares of Common Stock of the Company under the Non-Employee Director Plan on each date the Non-Employee Director is re-elected as a member of the Board of Directors. If the amendment is approved by the shareholders, Dr. Mario, Mr. McNeill, Dr. Bondurant, Mr. Frank, Mr. Loy and Mr. Cramer will be granted options under the Non-Employee Director Plan upon their re-election to the Board of Directors at the Meeting.

         The Board of Directors of the Company believes the amendment is in the best interests of the Company and its shareholders. The Board of Directors believes that it is no longer appropriate to distinguish between directors who were employees of the Company within 12 months of their election to the Board of Directors or who were shareholders on the date the Non-Employee Director Plan was adopted, because all directors who are not employees of the Company will be expected to contribute approximately the same level of service to the Company and the grant of options under the Non-Employee Director Plan is intended to be part of the compensation they receive for their services. The Board of Directors also believes that the grant of 4,000 options to purchase Common Stock of the Company under the Non-Employee Director Plan on each date that a Non-Employee Director is re-elected to the Board of Directors will enable the Company to attract and retain superior individuals to serve as directors.

         The amendment to the Non-Employee Director Plan to change the eligibility requirements for participation in the plan, the number of options granted to the Non-Employee Directors and the intervals at which such options will be granted thereunder requires the affirmative vote of the majority of all eligible votes present in person or represented by proxy at a meeting of shareholders at which a quorum is present.


            PROPOSAL NO. 4 - ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN

         The Company's Board of Directors has approved the adoption of the Pharmaceutical Product Development, Inc. Employee Stock Purchase Plan (the "Employee Purchase Plan") effective July 1, 1997, subject to shareholder approval.

         The Employee Purchase Plan will be administered by the same administrative committee that administers the Company's 401(k) retirement plan. The administrative committee is composed of the Company's Benefits Specialist, Chief Financial Officer and General Counsel. The Employee Purchase Plan permits eligible employees to purchase Common Stock of the Company at a price which is less than the fair market value of the Common Stock and is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

         The Board of Directors has reserved 500,000 shares of the Company's Common Stock for issuance under the Employee Purchase Plan. The plan will have two six-month offering periods (each an "Offering Period") annually, beginning January 1 and July 1, respectively. The first Offering Period under the Employee Purchase Plan will begin July 1, 1997. Eligible employees can elect to make deductions from 1% to 15% of their compensation during each payroll period of an Offering Period. An eligible employee may also make contributions outside elected payroll deductions, provided that no eligible employee can purchase Common Stock of the Company under the Employee Purchase Plan in excess of $25,000 in any calendar year. Special limitations apply to eligible employees who own 5% or more of the outstanding Common Stock of the Company. None of the contributions made by eligible employees to purchase the Company's Common Stock under the Employee Purchase Plan, whether through elected payroll deductions or outside of elected payroll deductions, are tax deductible to the employees. At the end of an Offering Period, the total payroll deductions and other contributions by an eligible employee for that Offering Period will be used to purchase Common Stock of the Company at a price equal to 85% of the lesser of
(a) the reported closing price of the Company's Common Stock for the first day of the Offering Period, or (b) the reported closing price of the Common Stock for the last day of the Offering Period.

         Eligible employees may increase, decrease or cease payroll deductions under the Employee Purchase Plan at any time during the Offering Period. An employee who ceases payroll deductions can purchase shares of the Company's Common Stock with the payroll deductions already made under the Employee Purchase Plan, or the employee can withdraw the payroll deductions from the plan, together with any non-payroll deduction contributions made by the employee under the plan. If an eligible employee terminates employment during an Offering Period, the employee's payroll deductions will automatically be terminated and all payroll deductions that have been made during the Offering Period prior to termination, together with any contributions made to the plan outside of payroll deduction contributions, will be returned to the employee. Payroll deduction and other contributions made to the Employee Purchase Plan will not earn interest during the Offering Period.

         An eligible employee who purchases shares of the Company's Common Stock under the Employee Purchase Plan during an Offering Period for federal income tax purposes has a basis in his or her stock equal to the purchase price paid for the stock. If the employee holds the stock for at least two years from the first day of the Offering Period during which the stock was purchased, gain recognized upon the sale of the stock normally will be taxed as capital gain. If the employee sells the shares before the end of the two-year holding period, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

         Employees eligible to participate in the Employee Purchase Plan include employees of the Company and its United States operating subsidiaries, except those employees who customarily work less than 20 hours per week or five months in a year. Since both participation in and contributions to the Employee Purchase Plan are determined by the eligible employee, it is not possible to determine the benefits and amounts that would be received by an eligible participant or group of participants in the future. The Company estimates that as of the Record Date approximately 1,775 employees would have been eligible to participate in the Employee Purchase Plan.

         The Company may terminate the Employee Purchase Plan at any time and for any reason. Certain amendments to the Employee Purchase Plan, such as an increase in the number of shares reserved for issuance under the plan, may require shareholder approval.

         The Board of Directors believes that adoption of the Employee Purchase Plan is in the best interests of the Company and its shareholders. A substantial number of employees of the Company may not be considered in future years for participation in the Company's Equity Plan and the Employee Purchase Plan offers all eligible employees an opportunity to participate in the potential future success of the Company. The Board of Directors believes that such opportunity can encourage employee productivity and allegiance to the Company.

         The adoption of the Employee Purchase Plan requires the affirmative vote of the majority of all eligible votes present or represented by proxy at a meeting of shareholders at which a quorum is present.

                                OTHER INFORMATION

PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the ownership of shares of the Company's Common Stock as of March 31, 1997, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Company's current and former executive officers named in the Summary Compensation Table (the "Named Executive Officers"), and
(iv) all directors and current executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated.

                                                   Shares
                                                Beneficially        Percentage
         Name                                     Owned(1)             Owned
         ----                                     ---------            -----

Fredric N. Eshelman(2)                            3,020,878            13.6%
John A. McNeill, Jr.(3)                           1,517,939             6.8%
Ernest Mario                                        624,183             2.8%
Stuart Bondurant(4)                                   6,000              *
Kirby L. Cramer(5)                                   27,783              *
Frederick Frank(6)                                    6,196              *
Frank E. Loy(6)                                       8,020              *
Thomas D'Alonzo(7)                                    3,500              *
Rudy C. Howard(8)                                    50,300              *
Joshua S. Baker(9)                                   20,000              *
Joseph H. Highland(10)                              242,181             1.1%
Peter J. Wise(11)                                   115,212              *
Terrence W. Mischler                                      0              *
Ronald B. McNeill(12)                             1,522,939             6.9%
State of Wisconsin Investment Board(13)           1,272,120             5.7%
All directors and current executive
  officers as a group (12 persons)(14)            5,555,480            24.8%

----------
 *       less than one percent.

(1) As of March 31, 1997, the Company had 22,216,028 shares of Common Stock outstanding. Share ownership in each case includes shares issuable upon exercise of outstanding options that may be exercised within 60 days after March 31, 1997 for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person.

(2) The address of Dr. Eshelman is 6799 Towles Road, Wilmington, North Carolina 28409.

(3) Includes 30,000 shares of Common Stock held in trust for Mr. McNeill's three children, all of whom reside with Mr. McNeill. The address of Mr. McNeill is 304 East Oliver Street, Whiteville, North Carolina 28472.

(4)      Includes 5,000 shares of Common Stock issuable pursuant to options.

(5) Includes 5,675 shares of Common Stock held through an individual retirement account for the benefit of Mr. Cramer and 5,810 shares of Common Stock issuable pursuant to options.

(6)      Includes 5,810 shares of Common Stock issuable pursuant to options.

(7)      Includes 1,500 shares of Common Stock held by Mr. D'Alonzo's wife.

(8)      Includes 45,000 shares of Common Stock issuable pursuant to options.

(9)      Includes 20,000 shares of Common Stock issuable pursuant to options.

(10) Includes 39,526 shares of Common Stock held by the Highland-Mills Foundation, of which Dr. Highland is an officer and trustee, and 28,417 shares of Common Stock issuable pursuant to options.

(11)     Includes 3,000 shares of Common Stock held by Dr. Wise's wife.

(12) Includes 10,000 shares of Common Stock held in trust for Mr. McNeill's daughter, who resides with Mr. McNeill. The address of Mr. McNeill is 248 Chimney Lane, Wilmington, North Carolina 28409.

(13) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 27, 1997. The address of the State of Wisconsin Investment Board is P. O. Box 7842, Madison, Wisconsin 53707.

(14) Includes all shares referenced in the table above except those owned by Dr. Wise, Dr. Mischler, Ronald B. McNeill and the State of Wisconsin Investment Board. Also includes 1,000 shares and 27,500 additional shares underlying options held by an executive officer other than the Named Executive Officers.


DIRECTOR COMPENSATION

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $15,000 payable in quarterly installments after each regularly scheduled meeting of directors. Each non-employee director also receives $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance of the Annual Meeting of Shareholders. In addition, each non-employee director receives $750 for each committee meeting attended, and the chairman of each committee receives $1,000 for attendance of each meeting. In the discretion of the Chairman of the Board of Directors, each non-employee director receives $500 for each meeting of the Board of Directors and each committee meeting participated in telephonically. In addition, under the Company's Stock Option Plan for Non-Employee Directors each non-employee director is automatically granted options to purchase Common Stock of the Company. See "Proposal No. 3 - Amendment to 1995 Stock Option Plan for Non-Employee Directors".


EXECUTIVE COMPENSATION

         Summary Compensation.

         The following table sets forth total compensation paid by the Company or its subsidiaries to the Named Executive Officers for or with respect to their services in all capacities during the years ended December 31, 1996, 1995 and 1994. The Named Executive Officers include the Company's Chief Executive Officer, the three current executive officers (other than the Chief Executive Officer) who were paid more than $100,000 in 1996, and two former executive officers who were paid more than $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                          -------------
                                                            ANNUAL COMPENSATION               AWARDS
                                               -----------------------------------------  -------------
                                                                           OTHER ANNUAL     SECURITIES       ALL OTHER
                                                              BONUS        COMPENSATION     UNDERLYING     COMPENSATION
 NAME AND PRINCIPAL POSITION            YEAR   SALARY($)      ($)(1)            ($)         OPTIONS(#)          ($)
 ---------------------------            ----   ---------     -------       ------------     ----------     ------------
Fredric N. Eshelman                     1996   $395,003      $270,791         $   --           --          $2,603,536(2)
   Vice Chairman and                    1995    376,768          --               --           --             355,439(3)
   Chief Executive Officer              1994    289,017          --               --           --             600,571(4)

Rudy C. Howard                          1996   $160,003      $ 74,751         $   --         60,000(6)     $    5,000(7)
   Chief Financial Officer,             1995     39,898(5)       --               --           --                --
   Vice President Finance
   and Treasurer

Joshua S. Baker                         1996   $155,937      $ 30,000         $   --         40,000(9)           --
   Senior Vice President                1995    122,064          --               --           --                --
   Operations                           1994     78,503(8)       --               --           --                --

Joseph H. Highland                      1996   $223,630      $ 44,500         $   --          4,054(10)    $  228,652(12)
   Chief Executive Officer of APBI      1995    222,025       110,000             --          4,054(11)        23,701(13)
   Environmental Sciences Group, Inc.   1994    211,662       150,000             --          3,243(11)        25,183(13)

Peter J. Wise (14)                      1996   $153,240      $   --           $   --           --          $   95,704(15)
                                        1995    178,438          --               --           --              12,037(16)
                                        1994    177,623          --               --           --               8,320(16)

Terrence W. Mischler (17)               1996   $174,872      $   --           $   --         10,000(18)    $    4,371(19)
                                        1995    160,574        20,000             --           --               4,358(19)
                                        1994    153,168        16,000             --           --               4,225(19)

--------------------

(1) All bonuses for the Named Executive Officers were earned in 1996 and paid in 1997, except that $211,540 of Dr. Eshelman's bonus was earned in 1995 and paid in 1996 and $50,000 of Mr. Howard's bonus was earned and paid in 1996.

(2) Represents premiums with respect to life insurance paid by the Company of $1,053, 401(k) plan matching contributions of $4,750 and an S Corporation dividend distribution of $2,597,733 representing (a) an amount sufficient to pay income taxes on 1995 earnings of the Company that were treated as having been earned by the individual as a shareholder, including income required to be recognized by the individual arising from the Company's adoption of the accrual method of accounting for tax purposes effective January 1, 1995, and (b) the individual's share, based on his ownership interest in the Company during the period for which the distribution was made, of substantially all of the Company's previously earned and undistributed taxable Subchapter S income through September 30, 1995.

(3) Represents premiums with respect to life insurance paid by the Company of $31,716, 401(k) plan matching contributions of $7,249 and an S Corporation dividend distribution of $316,474 sufficient to pay income taxes on the earnings of the Company that were treated as having been earned by the individual as a shareholder.

(4) Represents premiums with respect to life insurance paid by the Company of $28,898, 401(k) plan matching contributions of $3,576 and an S Corporation dividend distribution of $568,097 sufficient to pay income taxes on the earnings of the Company that were treated as having been earned by the individual as a shareholder.

(5) Mr. Howard became the Chief Financial Officer of the Company on October 1, 1995.

(6) Options to acquire 45,000 shares of Common Stock were awarded on January 24, 1996 and options to acquire 15,000 shares of Common Stock were awarded on September 26, 1996.

(7)      Represents $5,000 for relocation expenses.

(8)      Dr. Baker began his employment with the Company in May 1994.

(9) Options to acquire 20,000 shares of Common Stock were awarded on January 24, 1996 and options to acquire 20,000 shares of Common Stock were awarded on September 26, 1996.

(10) Options to acquire 4,054 shares of Common Stock were awarded September 26, 1996.

(11) Dr. Highland was awarded options to acquire 10,000 shares of common stock of APBI on August 15, 1995 and options to acquire 8,000 shares of common stock of APBI on September 13, 1994. These options have been converted into options to acquire a total of 7,297 shares of Common Stock of the Company.

(12) Includes $185,000 paid to Dr. Highland for using his best efforts to promote APBI's merger with the Company to ENVIRON employees, to foster morale among ENVIRON employees and to assist the Company in developing a business plan for ENVIRON following the merger. Also includes $14,310 paid to Dr. Highland under the ENVIRON Deferred Compensation Plan, $2,288 representing the taxable benefit to Dr. Highland of premiums paid by APBI for group term life insurance on his behalf, $8,133 representing the taxable benefit to Dr. Highland of amounts paid by APBI for wrap-around medical insurance coverage on his behalf, $4,500 representing APBI matching contributions to the APBI U. S. Retirement 401(k) Savings Plan on behalf of Dr. Highland and $14,421 representing APBI contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase plan, on behalf of Dr. Highland.

(13) 1994 and 1995 compensation amounts collectively include $4,054 representing the taxable benefit to Dr. Highland of premiums paid by APBI for group term life insurance on his behalf, $2,805 representing the taxable benefit to Dr. Highland of amounts paid by APBI for wrap-around medical insurance coverage on his behalf, $9,000 representing APBI matching contributions to the APBI U.S. Retirement 401(k) Savings Plan on behalf of Dr. Highland, $27,960 representing APBI contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase plan, on behalf of Dr. Highland, and $5,064 representing the premiums paid by APBI for keyman life insurance on behalf of Dr. Highland.

(14) Dr. Wise served as President and Chief Operating Officer of the Company until his retirement in September 1996.

(15) Represents S Corporation dividend distribution of (a) an amount sufficient to pay income taxes on 1995 earnings of the Company that were treated as having been earned by the individual as a shareholder, including income required to be recognized by the individual arising from the Company's adoption of the accrual method of accounting for tax purposes effective January 1, 1995, and (b) the individual's share, based on his ownership interest in the Company during the period for which the distribution was made, of substantially all of the Company's previously earned and undistributed taxable Subchapter S income through September 30, 1995.

(16) Represents an S Corporation dividend distribution sufficient to pay income taxes on the earnings of the Company that were treated as having been earned by the individual as a shareholder.

(17) Dr. Mischler served as Senior Vice President of Governmental and International Affairs until the expiration of his employment agreement with the Company in October 1996.

(18) Options to acquire 10,000 shares of Common Stock were awarded on January 24, 1996.

(19) Represents matching contributions made to the Company's 401(k) retirement plan.

         Option Grants In Last Fiscal Year.

         The following table sets forth certain information concerning the grant of stock options during the fiscal year ended December 31, 1996 to the Named Executive Officers. All such options were granted under the Equity Plan.

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                          ANNUALIZED ANNUAL DATES
                                                                                        OF STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS(1)                         FOR OPTION TERM (2)
                            ---------------------------------------------------------  -----------------------------
                             NUMBER OF      PERCENT OF
                            SECURITIES     TOTAL OPTIONS
                            UNDERLYING      GRANTED TO
                              OPTIONS      EMPLOYEES IN     EXERCISE OR
                              GRANTED       FISCAL YEAR      BASE PRICE    EXPIRATION
NAME                            (#)             (3)           ($/SH)          DATE         5% ($)          10%($)
----                        -----------   -------------    ------------    ----------   ------------    ----------
Rudy C. Howard             45,000 (4)          5.32%       $   18.00        1/23/06     $ 509,400       $1,291,050
                           15,000 (5)          1.77            26.75        9/25/06       252,300          639,450
Joshua S. Baker            20,000 (4)          2.36            18.00        1/23/06       226,400          573,800
                           20,000 (5)          2.36            26.75        9/25/06       336,400          852,600
Joseph H. Highland          4,054 (6)           .48            26.75        9/25/06        68,188          172,822
Terrence W. Mischler       10,000 (4)          1.18            18.00        1/23/06       113,200          286,900

---------------

(1) The Equity Plan is administered by the Compensation Committee of the Board of Directors. The exercise price per share of options granted under the Equity Plan equals the fair market value per share of the Company's Common Stock on the date of grant, and the options are exercisable over a term of ten years from the date of grant. All options in the table are non-qualified stock options, and expire three months after termination of employment unless employment is terminated because of death or disability, in which case the options may be exercised until one year after death or disability.

(2) Potential realizable value of each grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the 10-year term of the option. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $29.32 and $46.69 per share, respectively, for the options expiring January 23, 2006, and $43.57 and $69.38 per share, respectively, for options expiring September 25, 2006. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts relected in this table may not necessarily be achieved.

(3) The Company granted options to acquire 845,236 shares of Common Stock during the year ended December 31, 1996, including 132,236 options issued in the form of substitute options for stock options awards made in 1996 by APBI under the APBI Stock Incentive Program (1990) (the "APBI Plan"). APBI issued options to acquire 580,456 shares of APBI common stock under the APBI Plan during the year ended December 31, 1996, of which options to acquire 326,178 shares of APBI common stock were converted into options to acquire 132,326 shares of Common Stock of the Company under the Equity Plan. Options to acquire APBI Common Stock under the APBI Plan awarded prior to 1995 and converted into options to acquire Common Stock of the Company under the Equity Plan and options issued by APBI during the year ended December 31, 1996 which were not converted into substitute options under the Equity Plan are not included in the total number of options granted during the year ended December 31, 1996.

(4) The options were granted on January 24, 1996 and expire on January 23, 2006, unless employment is terminated earlier.

(5) The options were granted on September 26, 1996 and expire on September 25, 2006, unless employment is terminated earlier. Shares subject to the options granted vest ratably over the three-year period commencing on the date of the grant, with vesting occurring on the anniversary dates of the grant.

(6) The options were granted on September 26, 1996 and expire on September 25, 2006, unless employment is terminated earlier. Shares subject to the options granted vest ratably over the five-year period commencing on the date of the grant, with vesting occurring on the anniversary dates of the grant.


         Option Exercises and Holdings.

         None of the Named Executive Officers of the Company exercised stock options during the year ended December 31, 1996. The following table sets forth information as of December 31, 1996, regarding the number and value of options held by each of the Named Executive Officers.

                       AGGREGATED OPTION/SAR EXERCISES IN

             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                               OPTIONS/SARS AT FISCAL              IN-THE-MONEY OPTIONS/SARS
                                    YEAR-END(#)                     AT FISCAL YEAR-END(1)($)
                            ------------------------------      -------------------------------
NAME                        EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                        -----------      -------------      -----------       -------------
Rudy C. Howard                45,000            15,000            326,250               --
Joshua S. Baker               20,000            20,000            145,000               --
Joseph H. Highland            28,417             4,054            121,703               --
Terrence W. Mischler          10,000              --               72,500               --

---------------

(1) The value of the options is based on the difference between the exercise price and $25.25, the closing price per share of the Company's Common Stock on the National Association of Securities Dealers' Automated Quotation National Market System on December 31, 1996.


         Employment Agreements.

         Fredric N. Eshelman entered into an Employment Agreement with the Company on July 1, 1995, which expires on June 30, 1997. The Employment Agreement provides for an annual base salary of $395,000 which was increased by the Compensation Committee of the Board of Directors to $425,000 effective January 1, 1997, and the rights and obligations of the Company under such agreement will be assigned by the Company to the successors in interest of the Company. The Employment Agreement also entitles Dr. Eshelman to an annual cash bonus in an amount to be determined by the Compensation Committee.

         Rudy C. Howard entered into an Employment Agreement with the Company on October 1, 1995, to serve as Chief Financial Officer and Vice President Finance. The Employment Agreement expires on September 30, 1997 and provides for an annual base salary of $160,000 which was increased by the Compensation Committee of the Board of Directors to $180,000 effective January 1, 1997. The Employment Agreement also provides that in the event of a change of control of the Company that leads to the termination of Mr. Howard's employment for reasons other than just cause as provided in the Employment Agreement, Mr. Howard shall be paid upon such termination an amount equal to twice the annual salary to which Mr. Howard is entitled at the time of such termination.

         Joshua S. Baker entered into an Employment Agreement with the Company on September 25, 1996 to serve as Senior Vice President of Operations of the Company. The Employment Agreement expires on September 24, 1997, but is renewable for successive one-year terms upon mutual agreement of the parties. The Employment Agreement provides for a base salary of $180,000 for the first one-year term.

         Thomas D'Alonzo entered into an Employment Agreement with the Company on October 5, 1996 to serve as President and Chief Operating Officer of the Company. The Employment Agreement expires on October 20, 1997, but provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed. The Employment Agreement provides for a base salary of $225,000 for the first one-year term and a grant of stock options to purchase 75,000 shares of the Company's Common Stock under the Company's 1995 Equity Compensation Plan, which option vests in equal amounts over three years. The Employment Agreement also provides that Mr. D'Alonzo will not compete with the Company in the United States for a period of one year after termination of the agreement.

         Fred B. Davenport, Jr. entered into an Employment Agreement with the Company on September 26, 1996 to serve as General Counsel of the Company. The Employment Agreement expires on November 30, 1997, but provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed. The Employment Agreement provides for a base salary of $200,000 for the first one-year term and a grant of stock options to purchase 55,000 shares of the Company's Common Stock under the Company's 1995 Equity Compensation Plan, which option vests in two equal installments, six months and one year, respectively, after the grant date. The Employment Agreement also provides that in the event of a change of control that results in the termination of Mr. Davenport's employment (including required relocation to retain his employment which relocation he declines), Mr. Davenport shall be paid upon such termination an amount equal to twice his annual W-2 compensation.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee is composed of four outside directors who are voting members (Ernest Mario, Stuart Bondurant, Kirby L. Cramer and John A. McNeill, Jr). and the Chief Executive Officer of the Company as a non-voting member (Fredric N. Eshelman).

         Executive Pay Policy.

         In order to establish a compensation system which is competitive to that provided by other contract research organizations ("CRO's"), the Compensation Committee has surveyed the executive compensation practices of certain of its competitors. Although the Committee's executive compensation survey focused upon other CRO's, the Committee also considers compensation practices of pharmaceutical and biotechnology companies because the Company generally has attracted its executive officers from these companies as well as other CRO's. In implementing its executive compensation program the Committee also considers the experience brought to the particular position by the executive officer, the performance of the executive officer for the applicable review period and the tenure of the executive officer with the Company.

         Prior to the formation of the Compensation Committee in October 1995, two of the Company's executive officers, Dr. Eshelman and Mr. Howard, had already entered into employment agreements with the Company which established their current base salaries. However, based upon their performances the Committee increased the base salaries of Dr. Eshelman and Mr. Howard by $30,000 (7.6%) and $20,000 (12.5%), respectively, effective January 1, 1997. The Compensation Committee has reviewed and approved all employment agreements entered into by the Company with executive officers since the establishment of the Committee, including the employment agreements entered into with Dr. Baker and Mr. Davenport in September 1996 and Mr. D'Alonzo in October 1996.

         Specific Compensation Programs.

         The Compensation Committee has established a compensation policy for the Company's executive officers which includes a mix of base salary, annual cash bonus awards and long-term incentive compensation in the form of stock options. The Committee believes that it is appropriate for the Company to have a compensation system that is performance-oriented and designed to achieve long-term shareholder returns. The Committee is considering recommending that the Company retain a consulting firm to study and recommend changes in the Company's current compensation system which will better enable the Company to achieve these objectives. The Committee has received proposals from two consulting firms and will make its recommendation to the Board of Directors in the near future.

         Base Salary. Base salaries of executive officers are reviewed annually, and the Compensation Committee prefers to enter into one-year employment agreements with its executive officers. The three employment agreements entered into with executive officers in 1996 provide for one-year terms. The Committee believes that a shorter employment term with annual performance reviews will encourage better performance.

         Annual Bonus Awards. All current employment agreements with executive officers provide for payment of cash bonus awards in the discretion of the Compensation Committee, and the Committee exercises the same discretion with respect to those executive officers who do not have employment agreements with the Company. Bonuses earned in 1996 by executive officers were based upon the performance either of the entire Company or of a significant operating subsidiary or division of the Company, or upon individual efforts and performance. Bonuses earned in 1996 by Dr. Eshelman and Dr. Baker were determined under the 1996 PPD Incentive Bonus Plan. Mr. Howard also earned a bonus under the 1996 PPD Incentive Bonus Plan and was paid a one-time bonus of $50,000 for his special efforts and time expended in effecting the merger of APBI with the Company. Dr. Highland's bonus was based upon the ENVIRON Economic Value Added ("EVA") bonus program in effect when the Company merged with APBI. Dr. Highland also received a one-time $185,000 payment for his efforts to promote the merger of APBI and the Company to ENVIRON employees, to foster morale among ENVIRON employees and to assist the Company in developing a business plan for ENVIRON following the merger. Dr. Highland's EVA bonus was based on the improvement overall in EVA for ENVIRON for the fiscal year. EVA is measured by the difference between (i) net operating income, defined as operating income adjusted to eliminate the impact of certain accounting charges such as goodwill amortization, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.

         Stock Option Awards. The Committee postponed the development of a more comprehensive stock option program for its executive officers pending the completion of APBI's merger with the Company and the resulting reorganization of the Company's executive team. The Committee intends to develop in 1997 a comprehensive long-term incentive plan which will include stock option awards and possibly other forms of long-term incentive compensation. In 1996 the Compensation Committee did approve two grants of stock options to employees generally. Mr. Howard, Dr. Baker and Dr. Highland received options in these grants. Mr. Howard's role in the Company's successful public offering, which was completed in January 1996, and his efforts in connection with APBI's merger with the Company were significant factors in the determination of the amount of stock option awards made to him. Dr. Baker's leadership in the clinical trials and biostatistical operations of the Company's business were significant factors in the determination of the stock option awards made to him. Dr. Highland's stock option awards were issued as part of the ENVIRON Deferred Compensation Plan in place for ENVIRON employees at the time of APBI's merger with the Company.

         Chief Executive Officer Compensation.

         The 1996 base salary of Dr. Eshelman, the Chief Executive Officer, was paid pursuant to an employment agreement approved by the Board of Directors of the Company prior to the establishment of the Compensation Committee. A cash bonus of $211,540 to be paid to Dr. Eshelman in 1995 under the terms of his employment agreement and deferred to 1996 was paid in February 1996. Dr. Eshelman also earned a bonus of $59,251 under the 1996 PPD Incentive Bonus Plan, which was paid in March 1997. Because he already owns a significant number of shares of the Company's Common Stock, Dr. Eshelman asked not to be considered for any award of stock options in 1996. However, the Committee believes, based upon the overall performance of the Company and Dr. Eshelman's leadership of the Company in achieving such performance, that the Chief Executive Officer should participate in any stock option or similar incentive program established by the Committee in the future for the Company's executive officers.

         Deductibility of Executive Compensation.

         Internal Revenue Code Section 162(m) enacted in 1993 limits to $1 million per executive officer the federal income tax deduction for compensation paid to executive officers named in the Summary Compensation Table unless certain requirements are satisfied. The Company has not paid or otherwise awarded any compensation that is not deductible under Section 162(m).


     Submitted by:          THE COMPENSATION COMMITTEE

                            Ernest Mario, Ph.D., Chairman
                            Stuart Bondurant, M.D.
                            Kirby L. Cramer
                            John A. McNeill, Jr.
                            Fredric N. Eshelman (non-voting)


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are Dr. Mario, Dr. Bondurant, Mr. Cramer and Mr. McNeill. Dr. Eshelman, the Company's Chief Executive Officer and Vice Chairman of the Board of Directors, is a non-voting member of the Committee. None of such persons was at any time during the fiscal year ended December 31, 1996 an officer or employee of the Company (except Dr. Eshelman). Mr. McNeill served as the

Company's President from 1989 until 1993. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock from January 24, 1996, the effective date of the Company's initial public offering, through December 31, 1996, with the cumulative total return for the same period on the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index and that all dividends were reinvested.



                                  [GRAPH HERE]

                  Comparison of Cumulative Total Return Among
                    Pharmaceutical Product Development, Inc.
          and the NASDAQ U. S. Stock and NASDAQ Health Services Indices


CRSP Total Returns Index for:                     1/24/96      3/29/96     6/28/96       9/30/96      12/31/96
-----------------------------                     -------      -------     -------       -------      --------
Pharmaceutical Product Development, Inc.          100.000      138.235      131.373      105.882       99.020
NASDAQ U.S. Stock Index                           100.000      105.725      114.356      118.427      124.243
NASDAQ Health Services Index                      100.000      102.983      112.266      111.843       98.867

Assumes $100 invested in the common stock of Pharmaceutical Product Development, Inc. and comparison groups on 1/24/96. Assumes reinvestment of dividends in calculation of indices.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholders having proposals that they desire to present at next year's annual meeting of shareholders of the Company should, if they desire that such proposals be included in the Company's Proxy Statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive office in Wilmington, North Carolina, not later than December 16, 1997. To be included, all such submissions must comply with the requirements of the Company's Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act, and the Board of Directors directs the close attention of interested shareholders thereto. Proposals may be mailed to Fred B. Davenport, Jr., Secretary, Pharmaceutical Product Development, Inc., 3151 Seventeenth Street Extension, Wilmington, North Carolina 28412.

CERTAIN TRANSACTIONS

         Fredric N. Eshelman, the Chief Executive Officer of the Company, owns 50% of the capital stock of E.M. Associates, Inc. ("Associates"). John A. McNeill, Jr., a director of the Company, and Ronald A. McNeill, a greater than 5% shareholder of the Company, each own 25% of Associates. John A. McNeill, Jr. and Ronald A. McNeill are brothers. Associates operates a clinical investigation review board which, in compliance with FDA regulations, evaluates research activities involving human subjects to ensure the protection of such subjects. In 1996, the Company incurred expenses to Associates for certain investigation review board services rendered by Associates of approximately $61,013.

         Fred B. Davenport, Jr., the General Counsel of the Company, is a former Partner in the Wilmington, North Carolina law firm of Murchison, Taylor, Kendrick & Gibson, L.L.P., formerly Murchison, Taylor, Kendrick, Gibson & Davenport, L.L.P. (the "Firm"), which has served as general outside counsel since July 1990. At the time of his withdrawal from the Firm on November 30, 1996, Mr. Davenport owned a 13.3% interest in the Firm. Mr. Davenport has disposed of his interest in the Firm. The Company incurred expenses to the Firm for legal services performed by the Firm of approximately $333,480 in 1996.

         Frederick Frank, a director of the Company, is Vice Chairman of Lehman Brothers, an investment banking firm which served as co-managing underwriter for the Company's initial public offering in January 1996 and as APBI's financial advisor in connection with APBI's merger with the Company. It is possible that the Company could retain Lehman Brothers to render investment banking services in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and such shareholders are required by regulations under the Securities Exchange Act to furnish the Company with copies of all forms they file under Section 16(a).

         Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended December 31, 1996, all of its officers, directors and such shareholders complied with all Section 16(a) filing requirements except as herein stated. Due to an administrative oversight, Mr. Frank, Mr. Loy and Mr. Cramer each filed a Form 5 four days late. Each such Form 5 discloses the grant of an option to purchase 5,000 shares of Common Stock of the Company awarded on September 26, 1996 pursuant to the Non-Employee Director Plan.


                                  OTHER MATTERS

         The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

         The Board of Directors of the Company has appointed the firm of Coopers & Lybrand L.L.P., Raleigh, North Carolina ("Coopers"), to serve as the independent auditors of the Company for the fiscal year ended

December 31, 1997. Coopers has audited the accounts of the Company since 1994 and has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Coopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

MISCELLANEOUS

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., 3151 SEVENTEENTH STREET EXTENSION, WILMINGTON, NORTH CAROLINA 28412, ATTENTION: FRED B. DAVENPORT, JR., SECRETARY.



                                  By Order of the Board of Directors

                                  /s/ Fredric N. Eshelman, Pharm.D.

                                  Fredric N. Eshelman, Pharm.D.
                                  Chief Executive Officer

                                                                      APPENDIX A




   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
                        3151 SEVENTEENTH STREET EXTENSION
                        WILMINGTON, NORTH CAROLINA 28412

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 1997

         The undersigned hereby appoints Fredric N. Eshelman and Rudy C. Howard, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the "Company"), held of record by the undersigned on April 4, 1997, at the Annual Meeting of Shareholders to be held at the offices of Lehman Brothers, 3 World Financial Center, 200 Vesey Street, New York, New York at 10:00 a.m. on May 15, 1997, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying Proxy Statement.

(1) Election of Directors:

    FOR ALL NOMINEES LISTED BELOW (except    WITHOUT AUTHORITY TO VOTE FOR ALL
    as marked to the contrary below)         NOMINEES LISTED BELOW

    INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

       Ernest Mario, Ph.D.            Stuart Bondurant   Kirby L. Cramer
       Fredric N. Eshelman, Pharm.D.  Frederick Frank    Thomas D'Alonzo
       John A. McNeill, Jr.           Frank E. Loy

(2) Amendment of 1995 Equity Compensation Plan

                FOR AMENDMENT      AGAINST AMENDMENT       ABSTAIN

(3) Amendment of 1995 Stock Option Plan for Non-Employee Directors

                FOR AMENDMENT      AGAINST AMENDMENT       ABSTAIN

(4) Adoption of Employee Stock Purchase Plan

                FOR AMENDMENT      AGAINST AMENDMENT       ABSTAIN

(5) In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                GRANT AUTHORITY             WITHHOLD AUTHORITY

                            (Continued on other side)


                           (Continued from other side)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR LISTED ABOVE, FOR THE AMENDMENT TO THE 1995 EQUITY COMPENSATION PLAN, FOR THE AMENDMENT TO THE 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, FOR ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.


                                    ------------------------------------------
                                    Signature


                                    ------------------------------------------
                                    Signature, if held jointly

                                    Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

                                    Date:                               , 1997
                                          -----------------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.